Exhibit 10.1

FIRST AMENDING AGREEMENT

THIS AGREEMENT (the “First Amending Agreement”) is made effective February 6, 2026 (the “Effective Date”), between SEASPAN ENERGY LTD. (“Owners”) and STABILIS GDS, INC. (“Charterers”).

WHEREAS:

A.	Owners and Charterers entered into a Time Charter Party dated December 12, 2025 (the “Charter”) pertaining to the charter of the LNG bunker vessel SEASPAN GARIBALDI (the “Vessel”);

B.

Pursuant to the Charter, by way of notice given by Charterers to Owners on January 26, 2026, Charterers instructed Owners to deliver the Vessel to Charterers at Galveston Bay, TX, USA, on March 1, 2026 (the “Positioning Trip”);

C.	On January 31, 2026, the Vessel departed Vancouver, BC, Canada to commence the Positioning Trip;

D.	On February 2, 2026, Charterers paid Owners a lump sum positioning fee in the aggregate amount of $US 896,516.09 (the “Positioning Fee”), comprised of:

(1)	hire payable for a notional voyage from Vancouver, BC, Canada to Galveston Bay, TX, USA, totaling $US 655,776.00 (the “Hire Component”);

(2)	fuel costs payable for that notional voyage totaling $US 112,007.05 (the “Fuel Component”); and

(3)	Panama Canal fees totalling $US 128,733.05 (the “Canal Fee Component”), each as calculated per the applicable terms of the Charter;

E.	By way of notice given by Charterers to Owners on February 6, 2026, Charterers requested that

Owners pause the Positioning Trip and hold the Vessel in Long Beach, CA, USA;

F.

Pursuant to the Charter, Owners agreed to deliver and sell to Charterers, and Charterers agreed to accept and pay for, 6,600 m3 (+ or – 10%) of LNG on board at the time of delivery of the Vessel (the “Delivery Cargo”);

G.	Charterers have asked Owners to reduce the volume of the Delivery Cargo to 3,300 m3 (+ or – 10%) of LNG; and

H.

The Parties have agreed to amend the terms of the Charter to address the changes to the Positioning Trip and the Delivery Cargo requested by Charterers, on the terms and conditions set out in this this First Amending Agreement.

THEREFORE, in consideration of the covenants set out herein and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of the Parties, the Parties agree as follows:

1.	SUSPENSION OF POSITIONING TRIP

1.1	Owners have suspended the Positioning Trip at Charterers’ request and are no longer obligated to deliver the Vessel to Charterers at Galveston Bay, TX, USA on March 1, 2026.

1.2	Subject Section 1.3, the Vessel will remain anchored in the Port of Long Beach, California, while Owners await further instructions from Charterers as to:

(a)	if and when the Vessel is to resume the Positioning Trip to Galveston Bay; or

(b)

if Charterers would like the Owners to position the Vessel to a different location (an “Alternate Location”), and any such request will be subject to Owners’ written agreement, not to be unreasonably withheld.

1.3

If Owners are required by the Port of Long Beach to vacate the anchorage or are otherwise unable to keep the Vessel anchored in Long Beach before a resolution is reached pursuant to Section 1.2, then the Vessel will return to British Columbia and be placed at anchor or another suitable moorage location in the Port of Vancouver or the Port of Nanaimo (at Owners’ election and subject availability of suitable anchorages or dock space). Charterers will reimburse Owners for any port fees, moorage charges, agency fees or similar expenses incurred by Owners to anchor or moor the Vessel while awaiting a resolution pursuant to Section 1.2.

1.4

The charter period will commence at 00:01hrs on March 1, 2026, and the Vessel will be on hire to Charterers pursuant to the terms of the Charter, regardless of the location of the Vessel at that time (including if it is en route to Galveston Bay or an Alternate Location), and the Vessel will be deemed to have been delivered to Charterers at such time at the nearest port to its then current location. Without limiting the foregoing, hire, Fuel costs, port charges and all other fees and expenses payable by Charterers under the terms of the Charter will be payable in accordance with the terms of the Charter as of and from 00:01hrs on March 1, 2026.

1.5	With respect to the Positioning Fee that has already been paid by Charterers:

(a)

The Hire Component of the Positioning Fee will continue to be retained by Owners for their use absolutely, and no further notional hire will be payable by Charterers for the period leading up to 00:01hrs on March 1, 2026, when the Vessel goes on-hire pursuant to the terms of the Charter.

(b)

Owners will track the actual Fuel consumed by the Vessel (including LNG and pilot fuel) between the commencement of the Positioning Trip from Vancouver on January 31, 2026, and the end of day on February 28, 2026. Owners will calculate the cost of such Fuel consumed based on, for LNG consumed, an LNG Price of $US10.75/mmbtu, and for any Liquid Fuels consumed, the applicable Fuel Price (as defined in the Charter), the result being the “Actual Fuel Cost”. The Actual Fuel Cost will be for Charterers’ account, but Charterers will receive a credit against the Actual Fuel Cost for the Fuel Component of the Position Fee already paid. If the Actual Fuel Cost exceeds the Fuel Component of the Position Fee, Charterers will pay the difference to Owners within 30 days of receiving Owners’ invoice for the same. If the Fuel Component of the Position Fee exceeds the

Actual Fuel Cost, the difference will be credited to Charterers and will be applied against future hire payable by Charterers. For clarity, as of and from 00:01hrs on March 1, 2026, the supply of Fuel for the Vessel will be governed by the terms of the Charter.

(c)

The Canal Fee Component of the Positioning Fee will be applied in accordance with Section 2.2 below. Any canal fees subsequently incurred to position the Vessel to Galveston Bay or an Alternate Location (based on the resolution reached pursuant to Section 1.2) will be for Charterers’ account.

2.	REDUCTION OF DELIVERY CARGO VOLUME

2.1

Under Part I of the Charter, within the sections (rows) titled “Delivery Condition” and “Bunkers and Heel Bought and Sold”, the number “6,600 m3 (+ or – 10%)” is hereby changed to “3,300 m3 (+ or – 10%)”.

2.2

In consideration of Owners agreeing to reduce the Delivery Cargo volume as set out in Section 2.1, Charterers will pay Owners a cancellation fee of $US 183,500 (the “Cancellation Fee”) plus any applicable sales taxes, which will be paid as follows:

(a)	the funds already received by Owners representing the Canal Fee Component of the Positioning Fee will be applied in partial satisfaction of the Cancellation Fee; and

(b)	Charterers will pay Owners the remaining balance of $US 54,766.95 on or before March 1, 2026.

3.	GENERAL

3.1	The Parties agree that the facts set out in the recitals to this First Amending Agreement are true.

3.2

The Charter will be deemed to be amended in all respects necessary to give effect to the matters agreed to under this First Amendment Agreement. All terms and conditions of the Charter will remain in full force and unamended except as amended by this First Amending Agreement.

3.3	Any capitalized terms used in this First Amending Agreement which are defined in the Charter, and are not defined herein, will have the meanings given to them in the Charter.

3.4

This First Amending Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this First Amending Agreement delivered by email is deemed to have the same legal effect as delivery of an original signed copy of this First Amending Agreement.

IN WITNESS WHEREOF, the Parties have caused this First Amending Agreement to be executed with effect as of the date first written above.

SEASPAN ENERGY LTD.

/s/ Harly Penner	Authorized Signatory

Name: Harly Penner

Title: President

STABILIS GDS, INC.

/s/ Andrew L. Puhala	Authorized Signatory

Name: Andrew L Puhala

Title: SVP & CFO